Exhibit 99.1

Tempest Closes Merger with Millendo and Completes PIPE Financing

South San Francisco, CA, June 28, 2021 –Tempest Therapeutics, Inc. (Nasdaq: TPST) (“Tempest”), a clinical-stage oncology company developing potentially first-in-class therapeutics that combine both targeted and immune-mediated mechanisms, announced today the closing of its merger with Millendo Therapeutics, Inc. (“Millendo”). Tempest’s stock will commence trading on June 28, 2021 on the Nasdaq Global Select Market under the trading symbol “TPST.”

In support of the merger, Tempest secured investments from a premier syndicate of healthcare investors composed of Versant Ventures, Rock Springs Capital, F-Prime Capital, Monashee Investment Management, Quan Capital, Lyfe Capital, Maven Investment Partners US, Lilly Asia Ventures and Eight Roads Ventures for a $30 million PIPE financing that closed concurrent with the completion of the merger. The net proceeds of the transaction are expected to fund the company’s operations and advancement of its programs into early 2023, including:

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TPST-1495 (dual EP2/4 antagonist): completion of the ongoing monotherapy Phase 1 dose finding study, opening of a combination dose finding study of TPST-1495 with pembrolizumab, and the planned opening of both monotherapy and combination expansion studies in targeted patient populations;

•

TPST-1120 (PPARα antagonist): completion of the ongoing Phase 1 study of TPST-1120 in combination with nivolumab, and the expected initiation and completion of enrollment of a global, randomized Phase 1b/2 study of TPST-1120 in combination with the standard-of-care first-line regimen of atezolizumab and bevacizumab in previously-untreated patients with advanced or metastatic HCC, pursuant to a collaboration between Tempest and F. Hoffmann-La Roche; and

•	Research: advancement of additional novel oncology research programs, including an oral inhibitor of TREX-1 intended to selectively activate STING in tumors and stimulate anti-tumor immunity.

“The closing of this merger fulfills an important 2021 goal for Tempest,” said Steve Brady, chief executive officer of Tempest. “With our novel programs, including TPST-1495 and TPST-1120 progressing in the clinic, access to the public markets was of strategic importance as we look forward to a number of potential catalysts in the future and advance towards our goal to offer patients with cancer meaningful therapeutic options.”

Transaction Terms and Leadership Team Updates

In connection with the closing of the merger, Millendo effected a 1:15 reverse split of its common stock. Tempest has approximately 6.7 million shares of common stock outstanding after giving effect to the terms of the transaction. Tempest stockholders prior to the merger, combined with investors in the concurrent financing, collectively own approximately 81% of the outstanding shares, and prior Millendo stockholders own approximately 19% of the outstanding shares.

Effective as of the closing of the merger, Geoff Nichol, chief medical officer of BioMarin, and Steve Brady, chief executive officer of Tempest, are joining Mike Raab, president and chief executive officer of Ardelyx, Tom Woiwode, managing director, Versant Ventures, Tom Dubensky, president of Tempest, and Stella Xu, managing director, Quan Capital, on the Tempest board of directors.

Piper Sandler served as the exclusive financial advisor and placement agent to Tempest, and Sidley Austin served as Tempest’s legal counsel. SVB Leerink served as the exclusive financial advisor to Millendo and WilmerHale served as Millendo’s legal counsel.

About Tempest Therapeutics

Tempest Therapeutics is a clinical-stage oncology company advancing small molecules that combine both targeted and immune-mediated mechanisms with the potential to treat a wide range of tumors. The company’s two novel clinical programs are TPST-1495 and TPST-1120, antagonists of EP2/EP4 and PPARα, respectively. Both TPST-1495 and TPST-1120 are advancing through Phase 1 studies designed to study both agents as monotherapies and in combination with other approved agents. Tempest is also developing an orally-available inhibitor of TREX-1 designed to activate selectively the cGAS/STING pathway, an innate immune response pathway important for the development of anti-tumor immunity. Tempest is headquartered in South San Francisco and supported by notable healthcare investors. More information about Tempest can be found on the company’s website at www.tempesttx.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)) concerning Tempest Therapeutics. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Tempest Therapeutics, as well as assumptions made by, and information currently available to, management of Tempest Therapeutics. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “could”, “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: our strategies, prospects, plans, expectations or objectives for future operations; the progress, scope or timing of the development of our product candidates; the benefits that may be derived from any future products or the commercial or market opportunity with respect to any of our future products; our ability to protect our intellectual property rights; our anticipated operations, financial position, ability to raise capital to fund operations, revenues, costs or expenses; statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Many of these risks are described in greater detail in the proxy statement/prospectus filed by Millendo Therapeutics with the Securities and Exchange Commission relating to the merger. Except as required by applicable law, Tempest Therapeutics undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contacts:

Sylvia Wheeler

Wheelhouse Life Science Advisors

swheeler@wheelhouselsa.com

Alex Santos

Wheelhouse Life Science Advisors

asantos@wheelhouselsa.com

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